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                                                                    Exhibit 99.2

                                   PRESS RELEASE

CONTACT:
Dick Gersh
Richard Gersh Associates, Inc.
(212) 757-1101

FOR IMMEDIATE RELEASE

ALLIED DIGITAL TECHNOLOGIES CORP. COMPLETES VAUGHN COMMUNICATIONS, INC. ACQUISITION

     HAUPPAUGE, NY (March 4, 1999) - Allied Digital Technologies Corp. and Vaughn Communications, Inc. jointly announced today that they have completed a merger pursuant to which Vaughn Communications, Inc. became an indirect, wholly-owned subsidiary of Allied.

     The merger was approved at a Special Meeting of Vaughn Shareholders on February 23, 1999. Under the terms of the merger agreement, Vaughn stockholders received $10.00 per share. Vaughn will no longer be publicly traded.

     Allied's CEO John Mangini stated that from his company's perspective the merger will open up nine new markets: Minneapolis, Milwaukee, Phoenix, Tampa, Portland, Atlanta, Houston, Raleigh and Seattle. "This represents a major strategic move to expand our participation in the very profitable business to business segment of the market. It also brings us an almost 50% increase in our videocassette production capacity."

     The acquisition is expected to add about $80 million to Allied's revenue base of approximately $170 million, according to Emily Hill, Allied's senior vice president and CFO.

     Allied is one of the leading multimedia duplicators of CDs, CD-ROM, audiocassettes and videocassettes serving the entertainment and computer software industries in the United States. It is a project management supplier capable of performing every phase of a job from concept designing to delivery of the finished product in any media format.

     Vaughn is a multimedia business services provider of high volume videotape duplication and CD-ROM replication for the corporate, educational and institutional user.

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